EXHIBIT 99.1
DESCRIPTION OF CERTAIN GOVERNMENTAL AND GAMING REGULATIONS
New Jersey Gaming Laws
The following is only a summary of the applicable provisions of the New Jersey Casino Control Act (the “Casino Control Act”) and certain other laws and regulations. It does not purport to be a full description and is qualified in its entirety by reference to the Casino Control Act and such other applicable laws and regulations.
Casino Control Act. In general, the Casino Control Act and the regulations promulgated thereunder contain detailed provisions concerning, among other things: granting casino licenses; collection of license fees and gross gaming revenue taxes; suitability of the approved hotel facility and authorization of gaming space and gaming units therein; qualification of natural persons and entities related to the casino licensee; licensing and registration of employees and vendors of casino licensees; rules of the games; selling and redeeming gaming chips; granting and duration of gaming credit and enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; manufacture and distribution of gaming equipment; wagering on horse races simulcast to the casino hotel; advertising and entertainment standards and alcoholic beverage controls; and equal employment opportunity for employees, vendors and others.
Casino Control Commission and Division of Gaming Enforcement. The ownership and operation of casino hotel facilities in Atlantic City is the subject of strict state regulation under the Casino Control Act. The New Jersey Casino Control Commission (“CCC”) and the New Jersey Division of Gaming Enforcement (“DGE”) (jointly, “Gaming Regulators”) are, to varying degrees, empowered to regulate a wide spectrum of gaming and non gaming related activities; approve the ownership and financial structure of each casino licensee, its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified; and investigate applications and provide information necessary for licensing and enforcement actions, conduct compliance audits and reviews of casino operations; prosecute regulatory violations and prosecute criminal violations of the Casino Control Act.
The Casino Control Act was amended effective February 1, 2011 to, among other things, shift many duties and responsibilities previously fulfilled by the CCC to the DGE. There has been little experience to date under the amended Casino Control Act. Reference to the Gaming Regulators below does not distinguish between the revised duties of the CCC and the DGE, and such distinctions may be determined by reference to the Casino Control Act and regulations as amended.
Casino License. In June 2007, the CCC renewed the Trump Marina Associates, LLC, Trump Plaza Associates, LLC and Trump Taj Mahal Associates, LLC (collectively, “Trump AC Licensees”) casino licenses to own and operate Trump Marina, Trump Plaza and Trump Taj Mahal, respectively, until June 2012. No later than every five years after the issuance of a casino license, the casino licensee and its qualifying entities and individuals shall submit information to the Gaming Regulators to demonstrate their continuing qualification. In addition, the Gaming Regulators may reopen the license hearing at any time.
No casino hotel facility may operate unless the appropriate casino license and approvals are obtained from the Gaming Regulators, which have broad discretion with regard to the issuance, revocation and suspension of such licenses and approvals which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources that bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation.
To be considered financially stable, a licensee must demonstrate the ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance, extend or otherwise manage debts that will mature or become due and payable during the license term.

In the event a licensee fails to demonstrate financial stability, the Gaming Regulators may take such action as deemed necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves at trust accounts; denying licensure; or appointing a conservator.
Qualifiers. Pursuant to the Casino Control Act and applicable regulations and precedent, no entity may hold a casino license unless each officer, director, person who directly or indirectly holds any beneficial interest or ownership of the securities of the licensee, each person who in the opinion of the Gaming Regulators has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution acting in the ordinary course of business) and each of its holding, intermediary or subsidiary companies, obtains and maintains qualification approval from the Gaming Regulators. Qualification approval means that such person must, but for residence, individually meet the qualification requirements of a casino key employee.
Each holding , intermediary and subsidiary company of a casino licensee, including the Trump AC Licensees, such as TER, TER Holdings and its other subsidiaries, is required to establish and maintain the qualifications of (i) each Corporate Officer, (ii) each director, (iii) each person who directly or indirectly holds a beneficial interest or ownership interest of 5% or more in such holding, intermediary, or subsidiary company, (iv) each person who, in the opinion of the DGE ("Director"), has the ability to control or elect a majority of the board of directors of each such holding, intermediary or subsidiary company, and (v) each other person who is considered appropriate for qualification.
Equity Securities. Persons holding 5% or more of the equity securities of our holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted or the qualification requirement is waived, be required to individually qualify. Equity securities are defined as any voting stock or any other security having a direct or indirect participation in the profits of the issuer.
Casino licensees are required to establish and maintain the qualifications of any financial backer, investor, mortgagee, bondholder, or holder of indentures, notes or other evidences of indebtedness, either in effect or proposed which bears any relation to the casino operation or casino hotel premises who holds 25% or more of such financial instruments or other evidences of indebtedness; provided, however, in circumstances of default, persons holding 10% of such financial instruments or evidences of indebtedness shall be required to so establish and maintain their qualifications. Persons who hold less than these thresholds may be required to so establish and maintain their qualifications in the discretion of the Director. Banks and licensed lending institutions, however, are exempt from any qualification requirements if they are acting in the ordinary course of business.
Institutional Investor Waivers. An institutional investor is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution, any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the Gaming Regulators may determine for reasons consistent with the policies of the Casino Control Act.
An institutional investor holding either: (i) under 25% of the equity securities of a casino licensee's holding or intermediary companies; or (ii) debt securities of a casino licensee's holding or intermediary companies, or of another subsidiary company of a casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee, where the securities represent a percentage of the outstanding debt of the company not exceeding 25%, or the percentage of any issue of the outstanding debt of the company not exceeding 50% unless the full issue is in the amount of $150 million or less, shall be granted a waiver of qualification if such securities are those of a corporation, whether publicly traded or privately held, which were purchased for investment purposes only and it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the institutional investor shall be permitted to vote on matters put to the vote of the outstanding security holders. The Director may grant a waiver of qualification to an institutional investor holding a higher percentage of such securities upon a showing of good cause and if the above conditions specified are met. There can be no assurances, however, that the Gaming Regulators will make such findings or grant such waiver and, in any event, an institutional investor may be required to produce for the Gaming Regulators or the Antitrust Division of the United States Department of Justice, upon request, any document or information which bears any relation to such debt or equity securities.
Generally, the Gaming Regulators require each institutional holder seeking waiver of qualification to execute a certification that (i) the holder has reviewed the definition of institutional investor under the Casino Control Act and believes that it meets the definition of institutional investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than a 30 day prior notice of such intent and shall file with the Gaming Regulators an application for qualification before taking any such action. If an institutional investor changes its investment intent or if the Gaming Regulators find reasonable cause to believe that it may be found unqualified, the institutional investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

Divestiture and Redemption of Securities. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a regulated company and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a regulated company including, but not limited to, mortgages, indentures, security agreements, notes and warrants. Each of the Trump AC Licensees, TER and TER Holdings is deemed to be a regulated company, and instruments evidencing a beneficial ownership or creditor interest therein, including a limited liability company or partnership interest, are deemed to be the securities of a regulated company.
If the Gaming Regulators find that a holder of such securities is not qualified under the Casino Control Act, they have the right to take any remedial action deemed appropriate including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the Gaming Regulators have the power to revoke or suspend the casino license or licenses related to the regulated company which issued the securities. It is unlawful for a disqualified holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.
With respect to non-publicly-traded securities, the Casino Control Act and regulations require that the corporate charter or certificate of formation or partnership agreement of a regulated company establish a right in the Gaming Regulators of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the regulated company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the Gaming Regulators disapprove a transfer. With respect to publicly-traded securities, such corporate charter or certificate of formation or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the Gaming Regulators, such holder shall dispose of such securities.
Conservatorship. If, at any time, it is determined that any licensee or any entity qualifier has violated the Casino Control Act or cannot meet its qualification requirements, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a casino license is suspended for a period exceeding 120 days or is revoked or the Gaming Regulators fail or refuse to renew such casino license, the Gaming Regulators could appoint a conservator to operate and dispose of such licensee's casino hotel. Such a conservator would be vested with title to all property of the licensee relating to the casino and the approved hotel subject to valid liens and encumbrances, required to act under the direct supervision of the Gaming Regulators and charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the conservatorship, the former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The Gaming Regulators may discontinue a conservatorship and direct the conservator to take such steps as are necessary to effect an orderly disposition of the property. Such events could result in an event of default under the terms of the Amended and Restated Credit Agreement.
Employees. Certain of our employees must be licensed by or registered with the Gaming Regulators depending on the nature of the position they hold. Casino employees are subject to more stringent requirements than non casino employees and must meet applicable standards pertaining to financial responsibility, good character and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.
Gaming Credit. The casino games at our properties are conducted on both a credit basis and a cash basis. The extension of credit to our gaming patrons is subject to Gaming Regulators regulations, which set forth detailed procedures we must follow in granting credit to our patrons and in recording counterchecks we accept from them. Gaming debts which arise from compliance with applicable law and regulations are enforceable in New Jersey courts. Gaming debts however, may be unenforceable and uncollectible in certain foreign countries.
Security Controls. Gaming at our properties is conducted by trained and supervised personnel and we employ extensive security and internal controls in our gaming operations. Security checks are made to determine, among other matters, that applicants for key positions have no criminal history or associations. Surveillance department controls include the use of closed circuit television cameras to monitor the casino floor, gaming revenue count teams and other restricted areas. The daily count of our gaming revenue is also observed by representatives of the Gaming Regulators.
License Fee. The Gaming Regulators are authorized to impose annual fees based upon the cost of maintaining the control and regulatory activities of the CCC and DGE and annual assessments to fund any operating deficits they may incur. An annual license fee of $500 is also imposed for each slot machine maintained for use in the casino.
Gross Revenue Tax. Each casino licensee is currently required to pay an annual tax of 8% on its gross casino revenue.
Investment Alternative Tax Obligation. An investment alternative tax is imposed on the gross casino revenue of each licensee in the amount of 2.5% for the first 50 years of its casino operations. Each licensee must make estimated payments in amounts equal to 1.25% of its estimated gross revenues. Licensees may obtain investment tax credits by making qualified investments or purchasing bonds issued by the New Jersey Casino Reinvestment Development Authority. Such bonds may have terms as long as 50 years and shall bear interest at below market rates, resulting in a value lower than their face value.